EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Nightstar Therapeutics plc for the registration of its American Depository Shares and to the incorporation by reference therein of our report dated April 3, 2018, with respect to the consolidated financial statements of Nightstar Therapeutics plc included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cambridge, United Kingdom

September 25, 2018